Exhibit 8.79

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is entered into as of this      day of          , 2019 by and among American United Life Insurance Company,  , a corporation organized and existing under the laws of the state of Indiana, and OneAmerica Securities, Inc., a registered Broker Dealer organized and existing under the laws of the state of Indiana (collectively referred to as the “Service Provider”), and TCW Funds Distributors, a corporation organized and existing under the laws of California (“TFD”).

WHEREAS, Service Provider acts as trustee and/or servicing agent for certain qualified plans (the “Plans”) through the provision of recordkeeping, reporting and processing services to the Plans and the investing and reinvesting of the such Plans’ assets as specified by an investment advisor, sponsor or administrative committee of the Plan (a “Plan Representative”) generally upon the direction of Plan beneficiaries (the “Participants”).  The services are provided by the Service Provider under service agreements with the Plans; and

WHEREAS, Service Provider and TFD desire to facilitate the purchase and redemption of shares (the “Shares”) of the funds listed on Appendix A hereto which may be amended from time to time by TCW Funds, Inc. and Metropolitan West Funds (the “Fund” or “Funds”) that are registered investment companies distributed by TFD, on behalf of the Plans, through one or more accounts (not to exceed one per  Plan) in each Fund (individually an “Account” and collectively the “Accounts”), subject to the terms and conditions of this Agreement.  TFD shall, on behalf of the Funds, pay to Service Provider a fee in accordance with Appendix A hereto.

NOW THEREFORE, the parties hereto agree as follows:

1.             Administrative Services

Service Provider shall provide shareholder and administrative services for the Plans and/or their Participants, including, without limitation, those services identified on Appendix B attached hereto (the “Services”).  Service Provider shall comply in all material respects with all applicable laws, rules and regulations, including requirements regarding prospectus delivery and maintenance and preservation of records.  To the extent required by material applicable law, Service Provider shall provide TFD with copies of all records upon reasonable request by TFD.  The Funds’ transfer agent or its affiliate will recognize each Plan as an unallocated account in each Fund, and will not maintain separate accounts in each Fund for each Participant.  Except to the extent provided in Section 3, all Services performed by Service Provider shall be as an independent contractor and not as an employee or agent of TFD or any of the Funds. To the extent that the services provided and payment of fees as contemplated hereby are subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) and/or the Internal Revenue Code (the “Code”), Service Provider and Plan Representatives, and not TFD, shall take all necessary action so that the receipt of fees contemplated by this Agreement shall not be “Prohibited Transactions” under section 406 of the ERISA, or section 4975 of the Code or shall be exempt from such statutes, rules and regulations of ERISA and the Code applying to “prohibited transactions.”

2.             Pricing Information

Each Fund or its designee will furnish Service Provider on each business day that the New York Stock Exchange is open for business (each a “Business Day”), with (i) net asset value information as of the close of trading (usually 4:00 p.m. Eastern Time) on the New York Stock Exchange or as at such other times at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”), (ii) dividend and capital gains information as it becomes available, and (iii) in the case of income Funds, the daily accrual or interest rate factor (mil rate).  The Funds reserve the right to provide such pricing as late as 9:00 p.m. Eastern time but expect that normally the 7:00 p.m. Eastern time target will be met.

TFD or its affiliate will provide Service Provider (a) daily confirmations of Account activity within five Business Days after each day on which a purchase or redemption of Shares is effected for the particular Account, (b) if requested by Service Provider, quarterly statements detailing activity in each Account within fifteen Business Days after the end of each quarter, and (c) such other reports as may be reasonably requested by Service Provider.

3.             Orders and Settlement

If Service Provider receives instructions in proper form from Participants or Plan Representatives before the Close of Trading on a Business Day, Service Provider will process such instructions and on the next Business Day, Service Provider will transmit either directly or through a third party transfer agent orders for net purchases or redemptions of Shares for each Account to TFD or its designee by 8:00 a.m. Eastern Standard Time. Service Provider will record time and date of receipt of instructions and will, upon reasonable request, provide reasonable access to such instructions and other records relating to the Services to the Fund’s auditors.  If Service Provider receives instructions in proper form after the Close of Trading on a Business Day, Service Provider will treat the instructions as if received on the next Business Day.  Service Provider will be considered the Funds’ agent for the sole purpose of receiving and transmitting orders and completing settlement as described in Sections 3, 4 and 5, and, provided that payment is transferred in accordance with Sections 4 and 5, Shares will be deemed to be purchased and redeemed as of the Business Day on which Service Provider receives the instructions.

4.             Manual Trades

For manual trades, Service Provider will initiate wire payment for net purchases for each Account by 5:00 p.m. Eastern Standard Time.  TFD or its affiliate will wire payment for net redemptions for each Account on the Business Day following the day the order is executed for the Accounts.

5.             NSCC Fund/Serv

(a) If transactions in Fund shares are to be processed through the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, then both Service Provider and TFD will be bound by the terms of the Fund/SERV Agreement filed by each with the NSCC.  Without limiting the generality of the following provisions of this section, Service Provider and TFD each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

(b)  Any information transmitted through Networking by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC.  Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(c)  For each Account, Service Provider will provide TFD with all information reasonably necessary to establish and maintain each account (and any subsequent material changes to such information).

(d)  All information that is received by Service Provider from TFD for inclusion in tax statements relating to an Account will be reported to the Plan trustee, Plan sponsor or other entity responsible for the Account’s tax reporting, accurately, completely and in a timely manner by Service Provider.

(e)  The official Fund records of each Account will be determined by TFD.  Service Provider and TFD will reconcile any differences between their records.  In the event of any discrepancy between the records of Service Provider and TFD regarding an account, the records of Service Provider will control pending resolution of the discrepancy.

6.             Price Errors

(a)           Notification.  If an adjustment is required to correct any error in the computation of the net asset value of Funds shares (each a “Price Error”), TFD shall notify the Service Provider as soon as practicable after discovering the Price Error.  Notice may be made via facsimile or via direct or indirect systems access and, shall state the incorrect price, the correct price and, at least to the extent communicated to the Funds other shareholders, the reason for the price change.

(b)           Underpayments. If a Plan received an amount less than that to which it would otherwise have been entitled prior to a price adjustment, TFD shall make adjustments to accurately reflect the number of shares held by the Plan.

(c)           Overpayments.  If a Price Error causes a Plan to receive more than the amount to which it otherwise would have been entitled, the Service Provider, when requested by TFD, will make a good faith attempt to collect such excess amount from the applicable Plan account.  Absent Service Provider’s failure to make such a good faith attempt, however Service Provider will in no event be liable to TFD for any such amounts if, prior to notice from TFD of a price adjustment, such amounts were distributed to the Plan.

(d)           Expenses.  If a Price Error causes the Service Provider to make adjustments to the accounts for the Plans, TFD will reimburse the Service Provider for all costs and expenses (including without limitation hourly compensation for any personnel utilized by the Service Provider in making such adjustments) reasonably incurred by the Service Provider in making such adjustments.

7.             Reporting

Service Provider shall maintain and preserve all records as required by applicable law, rules and regulations and/or this Agreement to be maintained and preserved in connection with providing the services described herein, and will otherwise comply with all laws, rules and regulations applicable thereto.  If Service Provider requests TFD to maintain one omnibus account in each Fund registered in the name of Service Provider (acting on behalf of multiple Plans), then Service Provider shall report to TFD the number of each Fund’s shares purchased by state.  At TFD’s reasonable request, Service Provider shall provide TFD with any and all information about the Plans or Participants therein, as may be reasonably necessary to permit TFD or the Funds to comply with any request of the board of directors or trustees of the Funds or of a governmental body, self-regulatory organization or a trustee, plan administrator or sponsor of, or Participant in, a Plan.

8.             Provision of Materials

TFD shall provide without charge to the Service Provider, unless otherwise instructed, copies of prospectuses, statements of additional information, relevant sales literature, relevant proxy material, periodic reports to shareholders and such other reports, documents or information in sufficient quantities to disseminate to Plan Participants who purchase or own shares of the Funds as Service Provider may request from time to time.  Service Provider shall forward, at its own cost, any such materials to each Plan sponsor or participants therein (as required by the respective agreements of Service Provider with each Plan).

9.             Payment of Fees

TFD agrees to pay Service Provider annually the fees on the fee schedule.  Service Provider will provide TFD an invoice no less than quarterly, identifying the client, asset position and the number of sub-accounts subject to the aforementioned fees.  TFD will make such pro-rata payment to the Service Provider within 30 business days of receipt of the invoice.

In the event a fund omnibus Plan account “M or N” or “I” Share Class Position is also subject to a Plan of Distribution or revenue sharing broker-dealer payment.  Service Provider will receive no payment on such omnibus Plan account “M or N” or “I” Share Class Position.  To avoid confusion, the foregoing means that the Service Provider will not receive a fee if TFD is also paying a fee to a broker-dealer with respect to the omnibus Plan account “M or N” or “I” Share Class Position.

12b-1 Fees will be paid directly by TCW Funds Distributors to OneAmerica Securities, Inc. at the address below in Section 23.  Service Provider will provide TCW Funds Distributors with quarterly account information to calculate Record Keeping Fees and Administrative Services Fees.

10.          Expenses

Except as otherwise expressly provided by this Agreement, each party shall bear its own expenses relating to the discharge of its duties hereunder and no party to this Agreement will be responsible for any expenses of the other party incident to this Agreement.  No party shall charge the other parties any fee for bank wires executed pursuant to this Agreement.

11.          Nonexclusivity

Service Provider may enter into agreements and arrangements similar to this Agreement with organizations other than TFD. TFD or the Fund may enter into agreements and arrangements similar to this one with organizations other than Service Provider, and may enter into arrangements with Benefit Plans for services similar to those to be provided under this Agreement.

12.          Representations with Respect to TFD and the Funds

Service Provider and its agents shall limit representations concerning a Fund or Shares to those contained in the then current prospectus of such Fund, in current printed sales literature furnished by TFD to Service Provider, in publicly available databases, such as those databases created by Standard & Poor’s and Morningstar, and in current sales literature created by Service Provider and submitted to and approved in writing; such approval not to be unreasonably withheld, by TFD prior to its use.

13.          Use of Names

Except as provided in Paragraph 12 above, Service Provider and its affiliates will not, without the prior written approval of TFD, such approval not to be unreasonably withheld, make public references to TFD, or its affiliates or any of its subsidiaries, or to the Funds. For purposes of this provision, the public does not include Service Providers’ representatives who are actively engaged in promoting the Funds.  Service Provider shall provide copies of its regulatory filings that include any reference to TFD, or its affiliates or its subsidiaries or the Funds to TFD. TFD will not, without the prior written approval of the Service Provider, such approval not to be unreasonably withheld, use in any way the trademark or service marks of the Service Provider or its subsidiaries or affiliates.

14.          Additional Representations, Warranties and Covenants

(a)           Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity.  Each party represents that it has full power and authority under applicable law, and has taken all action necessary to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement.  Additionally, each party represents that this Agreement, when executed and delivered, shall constitute its valid, legal and binding obligation, enforceable in accordance with its terms.

(b)           Service Provider further represents, warrants, and covenants that:

(1)           the arrangements provided for in this Agreement will be reasonably disclosed to the Plan Representatives;

(2)           it has adopted reasonable procedures to ensure that it processed all orders in accordance with the terms of the Funds’ prospectus and will provide an annual certification, if requested, that all orders have been so processed;

(3)           it is in material compliance with all material applicable laws.

(c)           TFD further represents, warrants and covenants, that:

(1)           it is registered as a broker-dealer under the 1934 Act and any applicable state securities laws;

(2)           the Funds are registered as investment companies under the 1940 Act and the Funds’ Shares are registered under the Securities Act of 1933, as amended, (the “Securities Act”) and state blue sky laws (except as otherwise provided in writing to Service Provider); and

(3)           notwithstanding paragraphs (1) and (2) above, it and the Funds are in material compliance with all material applicable laws.

15.          Shareholder Information

(a)            Agreement to Provide Information.  Service Provider agrees to provide the Funds, upon written request, the TIN, if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Service Provider during the period covered by the request.

(1)           Period Covered by Request.  Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought.  The Funds may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.  Unless otherwise directed by the Funds, Service Provider agrees to provide this information in (1) for each trading day.

(2)           Form and Timing of Response.  Service Provider agrees to transmit the requested information that is on its books and records to the Funds or their designee promptly, but in any event not later than ten (10) business days, after receipt of a request.  If the requested information is not on the Service Provider’s books and records, Service Provider agrees to: (i) provide or arrange to provide to the Funds the requested information from shareholders who hold an account with an indirect intermediary or (ii) if directed by the Funds, block further purchases of Fund shares from such indirect intermediary.  In such instance, Service Provider agrees to inform the Fund whether it plans to perform either (i) or (ii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to the Funds should be consistent with the NSCC Standardized Data Reporting Format.  For purposes of this provision, an “indirect intermediary” has the same meaning as contained in Rule 22c-2 under the Investment Company Act of 1940, as amended.

(3)           Limitations on Use of Information.  The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of the Service Provider.

(b)           Agreement to Restrict Trading.  Service Provider agrees to promptly and fully cooperate with any reasonable request made by the Fund to address market timing or excessive trading strategies identified by Distributor in accordance with the applicable provisions of Rule 22c-2 and will cooperate to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Funds as having engaged in transactions of the Funds’ Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(1)           Form of Instructions.  Instructions must include TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions must include and equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(2)           Timing of Response.  Service Provider agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Service Provider.

(3)           Confirmation by Service Provider.  Service Provider must provide written confirmation to the Funds that instructions have been executed.  Service Provider agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(c)           Definitions. For the purposes of this section 15:

(i)            The term “Fund” includes the fund’s principal underwriter and transfer agent.  The term does not include any “excepted funds” as defined in Rule 22c-2(b) under the Investment Company Act of 1940, as amended.

(ii)           The term “Shares” means the interests of the Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment Company Act of 1940 that are held by the Intermediary.

(iii)          The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

(iv)            The term “written” includes electronic writings and facsimile transmissions.

16.          Termination

(a)           Either party may terminate this Agreement upon sixty (60) days’ prior written notice  to the other party at the address specified below.

(b)           Notwithstanding the foregoing, this Agreement may be terminated by any party (i) at any time by giving thirty (30) days’ prior written notice to the other parties in the event of a material breach of this Agreement by any other party or parties that is not cured during such 30-day period; and (ii) at any time by giving written notice to the other parties:  (A) upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement by The Financial Industry Regulatory Authority, the Securities and Exchange Commission or any other regulatory body provided that the terminating party has a reasonable belief that the institution of formal proceedings is not without foundation and shall have a material adverse impact on the terminating party; (B) upon assignment of the Agreement in contravention of the terms of this Agreement; (C) in the event shares of a Fund are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of the Plans (prompt notice shall be given by either party to the other in the event the conditions of this provision occur); (D) as is required by law, order, or other instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party; and (E) if and when applicable, at such time as any party ceases to participate in Fund/SERV or no longer has direct or indirect access to the NSCC’s Networking System.

17.          Indemnification

(a)           Service Provider agrees to indemnify and hold harmless TFD, its affiliates, and each of their directors, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act, (the “TFD Indemnitees”) against any losses, claims, damages, liabilities or expenses to which a TFD Indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) Service Provider’s gross negligence or willful misconduct in performing the Services, (ii) any breach by Service Provider of any material provision of this Agreement, or (iii) any breach by Service Provider of a material representation, warranty or covenant made in this Agreement; and Service Provider will reimburse the TFD Indemnitee for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action.  This indemnity agreement will be in addition to any liability, which Service Provider may otherwise have.

(b)           TFD agrees to indemnify and hold harmless Service Provider and its affiliates, and each of its directors, officers, employees, agents and each person, if any, who controls Service Provider and/or its affiliates within the meaning of the Securities Act (the  “Service Provider Indemnitees”) against any losses, claims, damages, liabilities or expenses to which a Service Provider Indemnitee may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement under the Securities Act or prospectus of a Fund, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading, (ii) any breach by TFD of any material provision of this Agreement, (iii) TFD ‘s gross negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (iv) any breach by TFD of a material representation, warranty or covenant made in this Agreement; and TFD will reimburse the Service Provider Indemnitees for any legal or other expenses reasonably incurred, as incurred, by them, in connection with investigating or defending any such loss, claim or action.  This indemnity agreement will be in addition to any liability, which TFD may otherwise have.

(c)           If any third party threatens to commence or commences any action for which one party TFD Indemnitees and Service Provider Indemnitees may be required to indemnify another person hereunder (the “Indemnified Party”), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party.  The Indemnifying Party shall be entitled, at its own expense and without limiting its obligations to indemnify the Indemnified Party, to assume control of the defense of such action with counsel selected by the Indemnifying Party which counsel shall be reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the control of the defense, the Indemnified Party may participate in the defense of such claim at its own expense.  Without the prior written consent of the Indemnified Party, which consent shall not be withheld unreasonably, the Indemnifying Party may not settle or compromise the liability of the Indemnified Party in such action or consent to or permit the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each Indemnified Party receives from such claimant an unconditional release from all liability in respect of such claim.

18.          Governing Law/Severability

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements fully executed and to be performed therein.  In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

19.          Modification

This Agreement, Appendix A, if the proposed amendment seeks to add additional Funds, and Appendix B may be amended only by a writing signed by all parties hereto delivered to each parties’ respective address set forth below.

20.          Assignment

This Agreement is binding on each party, its successors and assigns.  This Agreement is not assignable by any party without the prior written consent of the other party and any attempted assignment in contravention hereof shall be null and void, except to an affiliate of either party.  Notwithstanding the foregoing, this Agreement may be assigned by a party to an entity, which purchases all or substantially all of its assets through a merger or stock purchase.  Further, Service Provider may delegate certain of its obligations under this Agreement to any of its subsidiaries or to a reputable third party trading platform.

21.          Survival

Upon termination of this Agreement, purchases of the Funds pursuant to this Agreement shall no longer be permitted.  Notwithstanding the foregoing, termination of this Agreement will not affect the obligations of the parties to make payments of the Fee arising prior to the termination with respect to Shares of the Funds held by the Plans through the Service Provider (either directly or through a third party trading platform) prior to the termination of this Agreement (“Pre-Termination Shares”).  Further, notwithstanding the first sentence of this paragraph, Pre-Termination Shares may continue to be redeemed through the Service Provider pursuant to the terms of this Agreement (and the Service Provider may continue to accept such redemption orders) and the other obligations of the TFD under this Agreement, including without limitation the payment of the Fee, shall continue with respect to Pre-Termination Shares.  In any event, Sections 12 (Representations with respect to TFD and the Funds), 13 (Use of Names) and 17 (Indemnification) shall survive the termination of this Agreement.

22.          Disclosure to other Parties

TFD may disclose to third parties that they have entered into this arrangement with Service Provider and  Service Provider may disclose to third parties that it has entered into this arrangement with TFD or the Fund.  No party shall disclose the compensation terms included herein to any other parties, except as required by regulations or statute, Benefit Plan sponsors and participants and any governmental or regulatory authority.

23.          Notices

Notices with respect to this Agreement shall be sent as follows:

If to Service Provider:

If to TFD:	TCW Funds Distributors 865 South Figueroa Street, 22nd Floor Los Angeles, CA 90017 Attn: Jorge Ley

With copy to, which shall	TCW Funds Distributors
Not constitute Notice:	865 South Figueroa Street, 21st Floor Los Angeles, CA 90017 Attn: Patrick Dennis

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

TCW Funds Distributors

By:

Name:

Title:

American United Life Insurance,

By:

Name:

Title:

OneAmerica Securities, Inc.

By:

Name:

Title:

Appendix A

Funds Participating in Administrative Services Agreement

MetWest Funds

MetWest Funds - “P” Shares	Service Fees	12b-1 Fees	Total Fees	Ticker Symbols	Cusip Number
Metropolitan West Total Return Bond Fund- “P” Shares	N/A	N/A	N/A	MWTSX	592905764

TCW FUNDS NSCC #:	6563

Transfer Agent:	U.S. Bancorp Fund Services LLC 615 E. Michigan Street, 3rd Floor Milwaukee, WI 53202

METWEST FUNDS NSCC #: 6644

Transfer Agent:	BNY Mellon 760 Moore Road King of Prussia, PA 19406

Marketing Contact:	Jorge Ley, Vice President 213-244-0456/Jorge.ley@tcw.com

Operations Contact:	Mr. Nabil Madi, Managing Director 213-244-0448 / nabil.madi@tcw.com

Appendix B

The Services

To the extent required by each Plan or applicable law, Service Provider or its Delegee(s) (including without limitation, a third party trading platform) shall perform the following services which shall be the responsibility of Service Provider and shall not be the responsibility of TFD or the Funds:

1.             Service Provider shall maintain records for each Plan who holds Shares of any Fund in a Service Provider Account and for each Fund, shall, without limitation, include:

(a)           Number of Shares;

(b)           Date and price of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

(c)           Name and address of each Participant, including zip codes and tax identification numbers;

(d)           Records of distributions and dividend payments;

(e)           Any transfers of Shares; and

(f)            Such other records relating to the Plans or underlying Participants as may be required by applicable law.

2.             To facilitate the Plans’ beneficial ownership of Shares, Service Provider shall provide or arrange to provide adequate facilities and procedures to: (a) establish and maintain Fund investments on behalf of the Plans within accounts on the transaction processing and recordkeeping system provided by Recordkeeper (either directly or through a third party trading platform) shall enable the Plans to purchase, redeem and exchange shares of Funds available through Service Provider.  If Service Provider has established omnibus account, Service Provider shall facilitate the settlement of Plan transactions in each Fund.

3.             The transaction processing system provided by Service Provider (either directly or through a third party trading platform) shall enable the Plans to purchase, redeem and exchange shares of Funds available through Service Provider.  If Service Provider has established omnibus accounts, Service Provider shall facilitate the settlement of Plan transactions in each Fund.

4.             Service Provider shall credit employer contributions to individual Participant accounts in accordance with the employer’s instruction and invest such contributions and other Plan assets in Shares of the Funds to the extent so designated by the employer, Plan trustee or Participant.

5.             Service Provider shall disburse or credit to the Plans and maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.             Service Provider shall prepare and transmit to the Plans and Participants, periodic account statements, showing, among other things, the total number of Shares owned as of the statement closing date, purchases and redemptions of Shares during the period covered by the statement, the net asset value of the Funds as of a recent date, and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares), and individualized data for Participants.

7.             Transmit to the Plans or the Participants prospectuses, proxy materials, shareholder reports, and other information provided by TFD, a Fund or an agent of TFD or a Fund.

8.             Maintain all account balance information for the Plans and daily and monthly purchase summaries expressed in Shares and dollar amounts and transmit to each Plan confirmations of purchase orders and redemption requests placed by each Plan.

9.             Prepare, transmit and file all federal, state and local government reports and returns with respect to each account maintained on behalf of the Plans.

10.          Use reasonable diligence and adopt reasonable procedures to ensure that the purchase of Shares of a Fund by Participants pursuant to this Agreement are in accordance with the terms of the applicable Fund prospectus, including the minimum investment applicable to each Fund.

11.          Respond to Participants’ inquiries regarding, among other things, Share prices, account balances, dividend options, dividend amounts, and dividend payment dates.